Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 5 to the Registration Statement on Form F-1 under the Securities Act of 1933, as amended (File No. 333-282155), of our report dated 31 May 2024, with respect to the financial statements of EMP Solution Sdn. Bhd. for the financial years then ended 31 December 2022 and 31 December 2023 and our report dated 7 October 2024 on review of interim financial information for the financial period ended 30 June 2024. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

UHY Malaysia PLT

Firm Number: 202406000040 (LLP0041391-LCA) & AF1411

Chartered Accountants

Kuala Lumpur, Malaysia

6 February 2025